UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: March 16, 2011
(Date of earliest event reported)

VISTA GOLD CORP.
(Exact Name of Registrant as Specified in Charter)

Yukon Territory, Canada
(State or Other Jurisdiction of Incorporation)

1-9025 (Commission File Number)	Not Applicable (IRS Employer Identification No.)

7961 SHAFFER PARKWAY, SUITE 5, LITTLETON, COLORADO 80127
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code:   (720) 981-1185

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operation and Financial Condition

On March 16, 2011, the registrant provided an overview of the Company’s recent operating highlights and selected financial results for the year ended December 31, 2010.  The Company’s full financial results can be found in the Company’s Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission (the “SEC”) and the Canadian securities regulatory authorities on March 14, 2011.

Recent Highlights Include:

●
Results of a Preliminary Feasibility Study at the Batman Deposit located at our Mt. Todd gold project doubled our previously reported estimated proven and probable reserves. Please refer to our press release dated August 18, 2010 for further details on the Preliminary Feasibility Study.

●
Vista and Midas Gold Inc. ("Midas") entered into a Combination Agreement, that if completed, would result in the combination of interests in the Yellow Pine-Stibnite District to form the new Golden Meadows Project (the “Combination”), and announced the resource estimates for the proposed new project.  The Combination is subject to closing conditions and approvals, including the approval of Midas’ shareholders.  See our press releases dated February 23, 2011 and March 2, 2011 for additional information on the Combination and the resource estimates for the proposed new project.

●	Repayment of the principal amount of US$23 million of our senior secured convertible notes (the “Notes”) (with accrued interest) at maturity on March 4, 2011.
●	Our common share purchase warrants issued as part of the special warrant private placement offering in October 2010 started trading on March 14, 2011 on the TSX under the symbol VGZ.WT.S.

Commenting on the Company’s achievements and results, Mike Richings, Executive Chairman and CEO, noted: “While we continue to advance the permitting for our Concordia gold project in Mexico, we dedicated much of 2010 to developing the other important projects in our portfolio.  In Australia, we have successfully completed two positive preliminary feasibility studies for the Mt. Todd gold project and have discovered new exploration targets on our exploration leases.  We have commenced the bankable feasibility study and the permitting process for the Mt. Todd gold project.  We plan to complete the study by the end of 2011 and expect permitting to be completed in the first half of 2012.

In February, we announced the entry into a Combination Agreement in relation to our proposed transaction to combine our Yellow Pine gold project with the Idaho holdings of Midas Gold Inc. to form a new company, Midas Gold Corp.  In much the same way that our spin-off of Allied Nevada unlocked the inherent value in our previously held Nevada properties and Hycroft Mine, we believe the combination with Midas is key to unlocking the full potential value of Yellow Pine and the Yellow Pine-Stibnite District.

Our Concordia gold project continues to have strong economics at current gold prices. As we already own some key, long-delivery pieces of milling equipment, we are ready to move forward once we receive the permits. In the meantime, we are initiating an exploration program at our Guadalupe de los Reyes gold and silver project also in Mexico.  The planned exploration program has the potential to expand the project’s current estimated gold and silver resources.

Finally, and importantly, Vista is now debt free, and we can continue to focus on building value for our investors from all aspects of our portfolio.”

Selected 2010 Results from Operations and Financial Data

For 2010, Vista posted a net loss of US$9.6 million, or US$0.20 per share, as compared to a net loss of US$1.9 million, or US$0.05 per share for the same period in 2009.  The increased net loss in 2010 was attributed primarily to a decrease in the gain on disposal of marketable securities of US$6.5 million. The gain during 2009 was mostly the result of the sale of the Company’s Allied Nevada Gold Corp. (“Allied”) shares which were retained in connection with the transaction that resulted in the formation of Allied and the transfer of Vista’s Nevada properties to Allied.  Also contributing to the net loss for 2010 was an increase in the loss on extinguishment of convertible debt of US$2.5 million, a non-cash item.

Exploration, property evaluation and holding costs
Exploration, property evaluation and holding costs increased to US$2.1 million during the year ended December 31, 2010, as compared with $1.5 million for the same period in 2009.  The increase during 2010 was primarily due to an increase in holding costs at the Concordia gold project of US$700,000 which reflects increasing administrative and legal costs for activities related to permitting and community relations, which was offset by a decrease in holding costs at the PT Masmindo gold project of US$61,000.

Corporate administration and investor relations
Corporate administration and investor relations costs decreased to US$4.3 million during the year ended December 31, 2010, compared with US$4.6 million in 2009.  The decrease as compared to the prior period was primarily due to a decrease in stock-based compensation expense of US$389,000.

Interest expense
Interest expense was US$1.7 million during the year ended December 31, 2010, as compared to US$2.3 million in 2009.  Reduced interest expense in 2010 is primarily attributed to the repurchase of US$5.7 million of the Notes in May 2010.

Marketable Securities
At December 31, 2010, Vista held marketable securities available for sale with a quoted market value of US$1.7 million.  Vista purchased the securities for investing purposes with the intent to hold the securities until such time as it would be advantageous to sell the securities at a gain.

Notes
On May 20, 2010, the Company entered into a notes repurchase agreement (the “Agreement”) with Whitebox Advisors LLC (“Whitebox”) whereby Vista agreed to repurchase the remaining Notes held by Whitebox. Pursuant to the Agreement, Vista agreed to repurchase Notes in the principal amount of US$5.7 million and interest payable through maturity on the Notes of US$691,000.  Vista agreed to pay Whitebox US$2.2 million in cash and to issue 1,902,684 in Common Shares to Whitebox as consideration.

Financial Position, Liquidity and Capital Resources

Operating Activities
Net cash used in operating activities in 2010 was US$8.7 million, as compared with US$7.9 million in 2009.

Investing Activities
Net cash used in investing activities in 2010 was US$11.0 million, as compared with net cash provided by investing activities of US$3.3 million in 2009.  The increase of US$14.3 million in cash used by investing activities in 2010 was mostly the result of the following:

●
A decrease in the proceeds from the sale of marketable securities of US$8.7 million.  On April 3, 2009, the Company sold all 1,529,848 common shares of Allied that it held for approximately US$9.0 million;

●
An increase in cash used for additions to mineral properties of US$5.7 million.  During the 2010 period, Vista undertook an exploration and development drilling program at the Mt. Todd gold mine.  There were no similar programs during the 2009 period; and

●
A decrease in the proceeds received upon the disposal of a mineral property.  In June 2009, Vista sold most of its remaining patented mining claims in Colorado for US$188,000.  There were no similar transactions during the 2010 period.

Financing Activities
Net cash provided by financing activities was US$31.1 million for the year ended December 31, 2010, as compared to US$19.8 million in 2009.  The increase of US$11.3 million was primarily the result of the completion of the October 2010 private placement of special warrants in which Vista offered and sold 14,666,739 special warrants for net proceeds after legal and other fees of US$33.3 million, as compared to the completion of public offerings in September of 2009 in which Vista offered and sold an aggregate 10.12 million Common Shares, for net proceeds of US$20.4 million.

Liquidity and Capital Resources
At December 31, 2010, Vista’s total assets were US$120.4 million, as compared to US$92.6 million as of December 31, 2009. There were no long-term liabilities at December 31, 2010.  Long-term liabilities totaled US$25.2 million at December 31, 2009.  At December 31, 2010, Vista had working capital of US$18.5 million, as compared to US$29.4 million on December 31, 2009.

Selected Financial Data	Years ended December 31,
US $000's, except loss per share	2010	2009
Results of operations
Net loss	$(9,614)	$(1,942)
Basic and diluted loss per share	$(0.20)	$(0.05)

Net cash used in operations	$(8,671)	$(7,883)
Net cash provided by (used in) investing activities	(11,008)	3,268
Net cash provided by financing activities	31,109	19,757

Financial position
Current assets	$42,625	$30,317
Total assets	120,442	92,573
Current liabilities	24,135	926
Total liabilities	24,135	26,093
Shareholders' equity	96,307	66,480

Working capital	$18,490	$29,391

Management Discussion & Analysis and Conference Call

To review Vista’s Form 10-K for the fiscal year ending December 31, 2010, including our Management Discussion & Analysis, visit www.sec.gov, www.sedar.com, or www.vistagold.com.   A conference call with management to review our year-end financial results for 2010 and corporate and project activities is scheduled on Thursday March 17, 2011 at 9:00 a.m. MDT.

Toll-free in North America:  1-866-443-4188
International:  1-416-849-6196

This call will also be web-cast and can be accessed at the following web location:
http://www.snwebcastcenter.com/event/?event_id=1647
This call will be archived and available at www.vistagold.com after March 22, 2011.  Audio replay will be available for three weeks by calling in North America:  1-866-245-6755, passcode 118942.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 2.02 shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 7.01  Regulation FD

On March 16, 2011, the Registrant issued a press release providing an overview of the Company’s recent operating highlights and selected financial results for the year ended December 31, 2010.  A copy of the press release is attached to this report as Exhibit 99.1. In accordance with General Instruction B.2 of Form 8-K, the information set forth herein and in the press release is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.  The information set forth in Item 7.01 of this report shall not be deemed an admission as to the materiality of any information in this report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01  Exhibits

99.1           Press Release dated March 16, 2011*

*The Exhibit relating to Item 7.01 is intended to be furnished to, not filed with, the SEC pursuant to Regulation FD.

SIGNATURES

In accordance with the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VISTA GOLD CORP. (Registrant)

Dated: March 17 , 2011	By: /s/Gregory G. Marlier Gregory G. Marlier Chief Financial Officer